EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective the 16th day of December, 2009 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation (“Company”), and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Employer”), and Donald J Smith, Persn  XXXX (hereinafter referred to as “Executive”).

WITNESSETH:
WHEREAS, Employer is engaged in a very competitive business where the development and retention of extensive trade secrets and proprietary information is critical to future business success; and
WHEREAS, Executive, by virtue of Executive’s employment with Employer, is involved in the development of, and has access to, this critical business information, and, if such information were to get into the hands of competitors of Employer, Executive could do substantial business harm to Employer; and
WHEREAS, Employer has advised Executive that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and Executive acknowledges the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, is willing to commit to the restrictions as set forth herein;
NOW, THEREFORE, Employer and Executive, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:
1.           Duties.  Executive shall perform the duties of President and Chief Executive Officer or shall serve in such other capacity and with such other duties for Employer as Employer shall from time to time prescribe.  Executive shall perform all such duties with diligence and thoroughness.  Executive shall be subject to and comply with all rules, policies, procedures, supervision and direction of Employer in all matters related to the performance of Executive’s duties.
2.           Term of Employment.  The term of employment hereunder shall be for a period of three (3) years, commencing on the Effective Date and terminating on the third anniversary of the Effective Date, unless terminated prior thereto in accordance with the provisions of this Agreement (the period from the Effective Date to the earlier of the third anniversary of the Effective Date or any earlier termination of employment is referred to herein as the “Period of Employment”).  Notwithstanding the expiration of the Period of Employment, regardless of the reason, and in addition to other obligations that survive the Period of Employment, the obligations of Executive under Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) shall continue in effect after the Period of Employment for the time periods specified in these sections.
3.           Compensation.  For the services to be performed hereunder, Executive shall be compensated by Employer during the Period of Employment at the rate of not less than Nine hundred thousand dollars and 00/100 ($900,000.00) per year payable in accordance with Employer’s payroll practices, and in addition may receive awards under Employer’s annual bonus plan then in effect.  It is expressly understood and contemplated that Executive's bonus plan will be mutually agreed to by the parties hereto for each fiscal year during the Period of Employment, and to the extent required, submitted to the Compensation Committee of the Board of Directors of Employer for approval.  Such compensation will be subject to review from time to time when salaries of other officers and managers of Employer are reviewed for consideration of increases thereof.

4.           Participation in Benefit Programs.  Executive shall be entitled to participate in any benefit programs generally applicable to employees of Employer adopted by Employer from time to time.  All expenses for which Executive may be eligible for reimbursement and all in-kind benefits Executive may receive pursuant to this Section 4 must be incurred by or provided to, as applicable, the Executive during the Period of Employment for the Executive to be eligible for the reimbursement or the in-kind benefit.  All taxable reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of taxable, reimbursable expenses incurred or in-kind benefits provided in one taxable year affect the expenses eligible for reimbursement or the in-kind benefits provided, as applicable, in any other taxable year.  The right to a taxable reimbursement or an in-kind benefit under this Agreement will not be subject to liquidation or exchange for another benefit.

5.           Limitation on Outside Activities.  Executive shall devote Executive’s full employment energies, interest, abilities and time to the performance of Executive’s obligations hereunder and shall not, without the written consent of the Board of Directors, render to others any service of any kind or engage in any activity which conflicts or interferes with the performance of Executive’s duties hereunder.
6.           Ownership of Executive’s Inventions.  All ideas, inventions, and other developments or improvements conceived by Executive, alone or with others, during Executive’s Period of Employment, whether or not during working hours, (i) that are within the scope of the business operations of Employer, (ii) that were developed at the direction of the Employer, or (iii) that relate to any of the work or projects of the Employer, are the exclusive property of Employer.  Executive agrees to assist Employer, at Employer’s expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of the Employer.
7.	Termination.
(a)           Voluntary Termination. Executive may terminate Executive’s employment, including Executive’s retirement, pursuant to this Agreement at any time by not less than ninety (90) days prior written notice to Employer.  Upon receipt of such notice, Employer shall have the right, at its sole discretion, to accelerate Executive’s date of termination at any time during said notice period.  Executive shall not be entitled to any compensation from Employer for any period beyond Executive’s actual date of termination, and Executive’s Stock Options and Restricted Stock (each as hereinafter defined) shall be treated as provided in the award agreements pursuant to which such rights were granted. Executive shall not be entitled to a bonus for the fiscal year of the Employer in which such termination occurs.

(b)           Involuntary Termination Without Cause.  Employer shall be entitled, at its election and without Cause (as defined in Section 7(c)), to terminate Executive’s employment pursuant to this Agreement upon written notice to Executive.  Subject to the limitations of Section 7(e), upon a termination by Employer without Cause pursuant to this Section 7(b), Employer shall continue to pay Executive at Executive’s current base salary, paid in the manner provided in Section 3 above, for a period commencing with the separation from service (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder, and which occurs on or after the effective date of the termination), and continuing for a period of three (3) years after the date of the separation from service.  Employer shall treat Executive’s Stock Options and Restricted Stock as provided in the award agreements pursuant to which such equity rights were granted.  Executive shall not be entitled to any bonus for the fiscal year of the Employer in which such termination by Employer occurs.
The Executive’s eligibility to receive benefits under this Section 7(b) shall be conditioned upon (i) the Executive’s execution of a General Release and Separation Agreement, and (ii) the General Release and Separation Agreement becoming effective after the lapse of any permitted or required revocation period without the associated  revocation rights being exercised by Executive.  The obligation to continue base salary shall accrue from the date of the termination by Employer and, if the release is signed and not revoked, payments shall commence by the later of (1) the end of the revocation period provided pursuant to the terms of the release agreement (but no later than the sixtieth (60th) day following the Executive’s termination by Employer) or (2) the effective date of the separation from service, with any accrued but unpaid base salary continuation being paid on the date of the first payment.
(c)           Involuntary Termination With Cause.  Employer may, at its sole and absolute discretion, terminate this Agreement and Executive’s Period of Employment hereunder for Cause (defined below) without any payment, liability or other obligation.  As used herein, the term "Cause" shall mean (i) willful malfeasance or willful misconduct committed by Executive in connection with Executive’s performance of Executive’s duties hereunder which results in damage or injury to the Employer; (ii) gross negligence committed by Executive in connection with the performance of Executive’s duties hereunder which results in damage or injury to the Employer; (iii) any willful and material breach by Executive of Section 8 of this Agreement, as determined in the Employer’s sole discretion; or (iv) the conviction of Executive of a felony or job-related misdemeanor.
(d)           Death or Incapacity.  If Executive is unable to perform Executive’s duties pursuant to this Agreement by reason of Disability (defined below), Employer may terminate Executive’s employment pursuant to this Agreement by thirty (30) days written notice to Executive.  This Agreement shall immediately terminate upon Executive’s death.  In the event of a termination under this section, Executive’s Stock Options and Restricted Stock shall be treated as provided in the award agreements pursuant to which such equity rights were granted.  In the event of Executive’s death or Disability, Executive, or Executive’s estate, as applicable, shall receive a prorated bonus for the portion of time worked during the fiscal year of the Employer in which termination under this Section 7(d) occurs, based upon the bonus received by Executive during the immediately prior fiscal year.  The prorated bonus amount shall be paid in a lump sum within thirty (30) days following the date of the Executive’s death or determination of Disability status, as applicable.  For purposes of this Section 7(d), “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is receiving income or replacement benefits for a period of not less than three (3) months under an accidental or health plan covering executives of the Employer due to any medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  Any determination of the Executive’s disability status under Section 7(d)(i) shall be supported by the written opinion of a physician competent in the branch of medicine to which such disability relates.
(e)           Temporary Suspension or Limitation of Payments.
(i) Notwithstanding the foregoing, if the Executive is a “specified Executive” within the meaning of Section 409A of the Internal Revenue Code (and the regulations thereunder) at the date of Executive’s separation from service, to the extent that all or a portion of any payments due under Section 7 of this Agreement (including, without limitation the payment of any salary continuation) exceeds the amount, if any, that can be paid as separation pay that does not constitute a deferral of compensation under Section 409A of the Internal Revenue Code (and the regulations thereunder), or that otherwise can be paid without resulting in a failure under Section 409A(a)(1) of the Internal Revenue Code, payment shall be delayed until the later of six (6) months after the separation from service or the date the payment would otherwise be made under Section 7.  Any payments that are so delayed shall be paid in one lump sum during the seventh month following the date of the Executive’s separation from service.
(ii) Notwithstanding the foregoing, if the total payments to be paid to the Executive pursuant to Section 7, along with any other payments to the Executive by the Employer, would result in the Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Employer shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments.  The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Employer.  If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.
8.           Additional Compensation, Confidential Information, Trade Secrets, Limitations on Solicitation and Non-Compete Clause.
(a)           Executive shall receive, in addition to all regular compensation for services as described in Section 3 of this Agreement, as additional consideration for signing this Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of this Section 8, the following:
(i)           An  award of 118,670.8861 shares of Tyson Foods, Inc. Class A Common Stock (“Common Stock”) subject to the terms and conditions of a restricted stock agreement currently in use by the Employer for awards to executives generally (referred to herein as “Restricted Stock”).

(ii)           During Executive’s Period of Employment, on grant dates to be specified by Employer, which Employer expects to be consistent with Employer’s past practices for grants of options to Executives generally, an annual grant of at least 400,000 options on each such grant date to purchase shares of Common Stock (referred to herein as “Stock Options”), subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any subsequent equity plan adopted by the Employer (“Stock Plan”), and the option grant agreement then in use on the date of grant by the Employer for executives generally.
(iii)           A grant of 282,320 Stock Options on the date that is four (4) business days after Employer releases its earnings for its fiscal first quarter of 2010, subject to the terms and conditions of the Stock Plan, and the option grant agreement then in use on the date of grant by the Employer for executives generally.
(b)           Executive recognizes that, as a result of Executive’s employment with the Employer, Executive has had and will continue to have access to confidential information in multiple forms, electronic or otherwise, and such confidential information may include, but is not limited to, trade secrets; proprietary information; intellectual property; other documents, data, and information concerning methods, processes, controls, techniques, formulas, production, distribution, purchasing, financial analysis, returns and reports; information regarding other Executives as further discussed in Section 8(f); customer lists; supplier lists; vendor lists; and other sensitive information and data regarding the customers, suppliers, vendors, services, sales, pricing, and costs of Employer which is the property of and integral to the operations and success of Employer.  Executive agrees to be bound by the provisions of this Section 8, which Executive agrees and acknowledges to be reasonable and necessary to protect legitimate and important business interests and concerns of Employer regarding such confidential information.  Executive acknowledges that the information referred to above has independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.  Executive further acknowledges that Employer has taken all reasonable steps under the circumstances to maintain the secrecy and/or confidentiality of such information.
(c)           Executive agrees that Executive will not divulge to any person, nor use to the detriment of Employer, nor use in any business or process of manufacture in Direct Competition (defined is Section 8(e)) with Employer, at any time during Period of Employment or thereafter, any of the trade secrets and/or other confidential information of the Employer, whether in electronic form or otherwise, without first obtaining the express written permission of Employer. A trade secret shall include any information maintained as confidential and used by Employer in its business, including but not limited to a formula, pattern, compilation, program, device, method, technique or process that has value, actual or potential, from its confidentiality and from not being readily ascertainable to others who could also obtain value from such information.  For purposes of this Section 8, the compilation of information used by Employer in its business shall include, without limitation, the identity of customers and suppliers and information reflecting their interests, preferences, credit-worthiness, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of Executive’s employment with Employer.
(d)           Executive agrees that at the time of leaving the employ of Employer, Executive will deliver to Employer, and not keep or deliver to anyone else, any and all originals and copies, electronic or hard copy, of notebooks, memoranda, documents, communications, and, in general, any and all materials relating to the business of Employer, or constituting property of the Employer.  Executive further agrees that Executive will not, directly or indirectly, request or advise any customers or suppliers of Employer to withdraw, curtail or cancel its business with Employer.
(e)           Executive agrees that during Executive’s Period of Employment and for a period of one (1) year after the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive the expiration of the Period of Employment), Executive will not directly or indirectly, in the United States, participate in any Position (defined below) in any business in Direct Competition (defined below) with any business of the Employer.  The term “Direct Competition,” as used in this section, shall mean any business that directly competes against any line of business in which Executive was actively engaged during Executive’s employment with the Employer.  The term “Position,” as used in this section, includes a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position with an entity in Direct Competition with Employer, where Executive performs any duties which are substantially similar to those performed by the Executive during Executive’s employment with Employer.  Executive acknowledges that a “substantially similar” position shall include any employment or consulting position with an entity in Direct Competition with Employer is one in which Executive might be able to utilize the valuable, proprietary and confidential information to which Executive was exposed during Executive’s employment with Employer.  It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of “Position” (e.g. limiting it to the “same” position with a competitor) will subject the Employer to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by Employer, and (ii) by allowing the Executive to escape the application of this clause by accepting a position designated as a “lesser” or “different” position with a competitor, the Employer is unable to restrict the Executive from providing valuable information to such competing entity to the harm of the Employer.
(f)           Executive recognizes that Executive possesses confidential information about other employees of Employer relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of Employer.  Executive agrees that during Executive’s Period of Employment hereunder, and for a period of three (3) years after the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive, if applicable, the expiration of the Period of Employment), Executive shall not, directly or indirectly, solicit or contact any employee or agent of Employer, with a view to or for the purposes of inducing or encouraging such Executive or agent to leave the employ of Employer, for the purpose of being hired by Executive, any employer affiliated with Executive, or any competitor of Employer.  Executive agrees that Executive will not convey any such confidential information or trade secrets about other employees to anyone.

(g)           Executive acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect Employer’s interest in this Agreement and that any breach thereof will result in an irreparable injury to Employer for which Employer has no adequate remedy at law.  Executive therefore agrees that, in the event  Executive breaches any of the provisions contained in this Section 8, Employer shall be authorized and entitled to seek from any court of competent jurisdiction (i) a temporary restraining order, (ii) preliminary and permanent injunctive relief,  (iii) an equitable accounting of all profits or benefits arising out of such breach, (iv) direct, incidental and consequential damages arising from such breach; and/or (v) all reasonable legal fees and costs related to any actions taken by Employer to enforce Section 8.
(h)           Employer and Executive have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this Section 8 shall apply.  Employer and Executive agree that if a court or administrative body should subsequently determine that the terms of this Section 8 are greater than reasonably necessary to protect Employer’s interest, Employer agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect Employer’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.  Further, Executive agrees that Employer shall have the right to amend or modify this Section 8 as necessary to comport with the determination of any court or administrative body that such Section in this or a similar agreement entered into by Employer with any other officer or manager of Employer is greater than reasonably necessary to protect Employer’s interest.
(i)           Executive further agrees that this Section 8, as well as Sections 11 and 12 relating to choice of law and forum for resolution, are integral parts of this Agreement, and that should a court fail or refuse to enforce the restrictions contained herein in the manner expressly provided in Sections 8(a) through 8(h) above, the Employer shall recover from Executive, and the court shall award to the Employer, the consideration (or a pro-rata portion thereof to the extent these provisions are enforced but the time frame is reduced beyond that specified above) provided to and elected by Executive under the terms of Section 8(a) above (or the monetary equivalent thereof), its cost and its reasonable attorney’s fees.  Executive acknowledges that such award is not intended as “liquidated damages” and is not exclusive to other remedies available to Employer.  Instead such award is intended to ensure that Executive is not unjustly enriched as a result of retaining contract benefits not earned by Executive.
9.           Perquisites.  During the Period of Employment, the Company shall make available to Executive the use of Company-owned assets (including use of Company-owned aircraft for up to 50 hours annually) in a manner consistent with the Company’s then existing policies; provided that Officer's personal use of the Company-owned assets shall not interfere with Company use of such assets.  As part of such personal use of Company-owned aircraft, Executive may designate such number of additional passengers on such Company-owned aircraft as seating permits, and Executive need not be one of the passengers.  To the extent allowed under Company policy or practice, Employer will reimburse and gross-up Executive for any and all income tax liability (including interest and penalties) imposed upon Executive in connection with the receipt of the services and benefits set forth in this Section 9 in an amount sufficient so that the services and benefits will be provided hereunder without reduction for taxes.
10.           Modification.  This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties or any agreement or policy specifically referenced herein.  This Agreement cannot be modified except by a writing signed by both parties.
11.           Assignment.  This Agreement shall be binding upon Executive, Executive’s heirs, executors and personal representatives and upon Employer, its successors and assigns. Executive may not assign this Agreement, in whole or in part, without first obtaining the written consent of the Chief Executive Officer of Employer.
12.           Applicable Law.  Executive acknowledges that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Delaware and consents to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Delaware, without giving effect to the conflict of laws provisions thereof.
13.           Jurisdiction and Venue of Disputes.  The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Employer and Executive, whether such disputes arise from this Agreement or otherwise.  In addition, Executive expressly waives any right Executive may have to sue or be sued in the county of Executive’s residence and consents to venue in Washington County, Arkansas.
14.           Acceleration Upon a Change in Control.  Upon the occurrence of a Change in Control (defined below) the Restricted Stock and Stock Options that have been granted to Executive pursuant to award agreements from the Employer under Section 8(a) or which have otherwise been previously granted to Executive under an award agreement from the Employer; and which awards are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of an award agreement).  If the Executive is terminated by the Employer without Cause during such sixty (60) day period, all of the unvested Restricted Stock and Stock Options granted pursuant to such award agreements will vest on the date of termination.  For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Stock Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Employer or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Committee (as defined in the Stock Plan) shall have the sole discretion to interpret the foregoing provisions of this paragraph.

15.           Severability.  If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF EXECUTIVE’S CHOOSING BEFORE SIGNING.  EXECUTIVE FURTHER ACKNOWLEDGES EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

/s/ Donnie Smith
(Executive)

Springdale
(Location)

12/16/2009
(Date)

Tyson Foods, Inc.

By	/s/ David L. Van Bebber
Title	EVP & GC